Exhibit 10.1

RESCISSION AGREEMENT

This Rescission Agreement is made this 10th day of September, 2015, by and among AMSA Development Technology Co Ltd., a Belize corporation (“AMSA”), and Paradigm Resource Management Corporation (“Paradigm”) a Nevada Corporation;

WHEREAS, on July 24th, 2013, AMSA and Paradigm entered into a certain Agreement whereby Paradigm, through consideration to have been tendered by AMSA, was to acquire 402,300 shares of the business of Toss Plasma Technologies Limited in exchange for 35,866,667 restricted shares of Paradigm. Paradigm issued 402,300 shares of its restricted common stock and is obligated to issue an additional 35,464,367 shares to complete the transaction.

WHEREAS, the parties hereto acknowledge that the expected business plans and dealings between the companies did not materialize as expected, through no fault of either or any entity.

WHEREAS, the parties hereto acknowledge that a complete Rescission of the transactions, arrangements and combinations commenced by them as much as possible which evolved from the above-referenced agreements is in their respective best interests, and

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

1. Rescission. Effective immediately upon the execution of this Agreement, the aforementioned previous Agreement between the parties shall be deemed fully rescinded; and the respective benefits, liabilities or obligations imposed under or by it shall be cancelled and made void. As such Stock Certificate #0198 for 402,300 (Four Hundred Two Thousand, Three Hundred) shall be returned to Paradigm. In addition, Paradigm’s obligation to issue an additional 35,464,367 shares is rescinded.

2. The business operations, and all of the tangible and intangible assets of AMSA shall revert to them free and unencumbered as of the date of this Agreement. No member of either entity shall have any present interest in any of the stock, business operations, or tangible or intangible assets of the other, whether presently existing, previously existing, or hereafter existing; and (ii) be or remain liable for any past, present or future debts, liabilities or obligations incurred by either by reason of the previous Agreement.

3. General Release. Upon the execution of this Rescission Agreement, the same shall act as a General Release, whereby both AMSA shall release Paradigm, and Paradigm shall release AMSA from any and all claims of any nature, whether known or unknown, whether presently existing or hereafter coming into being, and whether a direct or third-party claim. The General Releases shall exclude from the terms thereof any obligations the parties may have to one another arising under this previous Rescinded Agreement.

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4. Governing Law. This Agreement shall be construed in accordance with the laws of the state of Nevada, regardless of any conflict of law considerations. In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement, which cannot be settled amicably by the parties, such controversy shall be settled by Arbitration. Both sides shall choose a mutually agreed upon competent jurist from a short list and informal Arbitration shall commence as expeditiously as possible. Either party may institute such arbitration proceeding by giving written notice to the other party. A hearing shall be held by the Arbitrator within the District of Columbia and a decision of the matter submitted to the Arbitrator shall be biding and enforceable against all parties in any Court of competent jurisdiction. The prevailing party shall be entitled to all costs and expenses with respect to such arbitration, including reasonable attorneys' fees. The decision of the Arbitrator shall be final, binding upon all parties hereto and enforceable in any Court of competent jurisdiction. Each party hereto irrevocably waives any objection to the laying of venue of any such Arbitration action or proceeding brought and irrevocably waives any claim that any such action brought has been brought in an inconvenient forum. Each of the parties hereto waives any right to request a trial by jury in any litigation with respect to this agreement and represents that counsel has been consulted specifically as to this waiver.

5. Headings, Construction, assignability. The headings contained in this Rescission Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms; and the words "hereof' and "hereunder" and similar references refer to this Agreement in its entirety and not to any specific paragraph or subparagraph hereof.

6. Entire Agreement. All prior statements, agreements, representations and warranties, if any, regarding the subject matter hereof, are totally superseded by and merged into this Agreement, which represents the final and sole agreement of the parties with respect to the matters which are the subject hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above-written.

/s/ Ted Ozaki

Ted Ozaki, Director, on behalf of Paradigm Resource Management Corporation

/s/ Masaaki Hori

Masaaki Hori, Director, on behalf of AMSA Development Technology Co Ltd.

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